Exhibit 99.1

FOR IMMEDIATE RELEASE

VANCE R. “RUDY” MARTIN TO RETIRE FROM THE MONEY TREE INC.

Bainbridge, GA, April 17, 2006 – The Money Tree Inc. announced today that Vance R. “Rudy” Martin has retired effective April 15, 2006 as Chief Executive Officer and Sole member of the company’s Board of Directors for personal health reasons.

W. Derek Martin, President, remarked, “Rudy Martin is synonymous with The Money Tree. He is our founder, a wonderful leader and a great man and we are sorry to lose him as an executive officer and board member but pleased he has accepted the position of Chairman Emeritus. We are very grateful for his valuable contributions since the inception of the company and we will continue to elicit his advice and listen carefully to his counsel.”

W. Derek Martin has been named as Sole Director to replace Mr. Martin. Of his son Derek taking the helm, Rudy Martin remarked, “The Money Tree is in strong hands with Derek Martin. I made sure Derek was exposed to every facet of the business over the years so he would be prepared to run the company one day. Well, that day has come, and I have no doubt that Derek, along with Vice President Brad Bellville’s 16 years of experience with the company and Assistant Vice President Mike Wallace’s 8 years of experience with the company, will continue to position The Money Tree as the industry leader in the markets in which we operate and lead the company through many more profitable years to come.”

ABOUT THE MONEY TREE INC.

The Money Tree Inc. is a consumer finance company operating since our inception in 1987 through our branch offices in 103 locations throughout Georgia, Alabama, Louisiana and Florida. We primarily make, purchase and service direct consumer loans, consumer sales finance contracts and motor vehicle installment sales contracts. We sell retail merchandise, principally furniture, appliances and electronics, at certain of our branch office locations and operate four used automobile dealerships in the State of Georgia. We also offer, among other products and services, credit and non-credit insurance products, prepaid phone services and automobile club memberships to our loan customers. For further information, please visit our website www.themoneytreeinc.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.These forward-looking statements are based on the current intent and expectations of the management of The Money Tree Inc. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors. These factors are detailed in The Money Tree, Inc.’s public filings with the Securities and Exchange Commission, including The Money Tree Inc.’s Form 10-K for the year ending September 25, 2005 and the Prospectus dated January 26, 2006 and the supplements thereto.